REVOLVING LINE OF CREDIT NOTE


$30,000,000.00                                        San Francisco, California
                                                             September 30, 2005

         FOR VALUE RECEIVED, the undersigned MATSON NAVIGATION COMPANY, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its San Francisco U.S. Corporate Banking Office at 550 California Street, MAC A0112-101, San Francisco, CA 94104, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

         Capitalized terms defined in the Loan Agreement and used in this Note shall have herein the meanings ascribed to them in the Loan Agreement. As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

         (a) "Advance Period" means the period commencing on the date of this Note and ending on the Initial Maturity Date.

         (b) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

         (c) "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3, 6 or 12 months as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no Fixed Rate Term during the Advance Period may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); (ii) each Fixed Rate Advance during the Term Period shall apply to the then entire outstanding principal balance of this Note and (iii) no Fixed Rate Term which commences in the Advance Period shall extend beyond the Initial Maturity Date and no Fixed Rate Term which commences during the Term Period shall extend beyond the final scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

         (d) "LIBOR" means the rate per annum determined pursuant to the following formula:

           LIBOR =                   Base LIBOR
                    ----------------------------------------------
                            100% - LIBOR Reserve Percentage

          (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

         (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

         (e) "Loan Agreement" means that certain Loan Agreement between Borrower and Bank dated as of September 30, 2005, as amended from time to time.

         (f) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

         (g) "Term Period" means the period commencing on October 1, 2008 and ending on September 30, 2009.

INTEREST:

         (a) Interest. The outstanding principal balance of this Note shall bear
             --------
interest (computed on the basis of a 360-day year, actual days elapsed , during the Advance Period, (i) either (y) at a fluctuating rate per annum equal to two percent and five-hundredths (2.05%) below the Prime Rate in effect from time to time, or (z) at a fixed rate per annum determined by Bank to be four hundred seventy-five thousandths percent (0.475%) above LIBOR in effect on the first day of the applicable Fixed Rate Term, and (ii) after the Advance Period, at a fixed rate per annum determined by Bank to be four hundred seventy-five thousandths percent (0.475%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

         (b) Selection of Interest Rate Options. At any time any portion of this
             ----------------------------------
Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied. Notwithstanding the foregoing, no Prime Rate-based interest option shall be available during the Term Period, and Borrower shall be deemed to have selected a Fixed Rate Term of one month duration if Borrower does not specify otherwise with respect to any Fixed Rate Term during the Term Period.

         (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately
             --------------------------
upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

         (d) Payment of Interest. Interest accrued on this Note shall be payable
             -------------------
on the last day of each calendar quarter, commencing December 31, 2005.

         (e) Default Interest. From and after the maturity date of this Note, or
             ----------------
such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed, equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

         (a) Borrowing and Repayment. Borrower may from time to time during the
             -----------------------
term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on the Initial Maturity Date, or, if Borrower so elects in accordance with the terms of the Loan Agreement, in installments, each equal to one quarter of the outstanding principal balance of this Note on the Initial Maturity Date, which installments shall be due and payable on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009.

         (b) Advances. Advances hereunder, to the total amount of the principal
             --------
sum stated above, may be made by the holder at the oral or written request of
(i) Matthew J. Cox, Susan Chen, or Timothy H. Reid, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

         (c) Application of Payments. Each payment made on this Note shall be
             -----------------------
credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

         (a) Prime Rate. Borrower may prepay principal on any portion of this
             ----------
Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

         (b) LIBOR. Borrower may prepay principal on any portion of this Note
             -----
which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

          (i)     Determine the amount of interest which would have accrued each
                  ---------
                  month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

         (ii)     Subtract from the amount determined in (i) above the amount of
                  --------
                  interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

        (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 365/366-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank. Prepayments made during the Term Period shall be applied to installments of principal then unpaid, in inverse order of maturity.

EVENTS OF DEFAULT:

         This Note is made pursuant to and is subject to the terms and conditions of the Loan Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Loan Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

         (a) Remedies. Upon the occurrence of any Event of Default, the holder
             --------
of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         (b) Governing Law. This Note shall be governed by and construed in
             -------------
accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

MATSON NAVIGATION COMPANY, INC.

By: /s/ James S. Andrasick
   --------------------------
   James S. Andrasick
Title: President & CEO

By: /s/ Timothy H. Reid
    --------------------------
    Timothy H. Reid
Title: Treasurer

                                                           September 30, 2005

MATSON NAVIGATION COMPANY, INC.
333 Market Street Tower Building, 3rd Floor
San Francisco, CA 94105

Attention: Tim Reid, Treasurer

                Re: Loan Agreement

         Wells Fargo Bank, National Association (the "Bank") hereby agrees to make available the credit accommodation described below to Matson Navigation Company, Inc, (the "Borrower") subject to the terms and conditions set forth in this letter agreement (this "Loan Agreement"):

         1.       THE CREDIT
                  ----------

         1.1 Type: Three year revolving line of credit ("Line of Credit"), with
             ----
advances thereunder available until September 30, 2008 ("Initial Maturity Date"). As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance working capital and other corporate purposes (each, a "Letter of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $20,000,000.00. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the Initial Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

         1.2      Amount:  Aggregate outstanding principal amount not to exceed
                  ------
$30,000,000.00 at any time.


         1.3      Purpose:  For working capital and other general corporate
                  -------
purposes, including as support for the issuance of commercial paper.

         1.4      Maturity Date/Term Loan: All advances under the Line of Credit
                  -----------------------
shall be due and payable on the Initial Maturity Date, provided however, that Borrower may elect, by written notice to Bank (delivered not more than 90 days and not less than 30 prior to the Initial Maturity Date, to repay the outstanding principal balance of the Line of Credit on the Initial Maturity Date in four (4) quarterly installments, each equal to one quarter of such outstanding principal balance, as set forth more fully in the Note. No new advances or Letters of Credit shall be available following the Initial Maturity Date.

         1.5 Note. All advances shall be made pursuant to a Line of Credit Note executed by the Borrower in the form attached to this letter (the "Note").

         1.6 Interest Rates: The outstanding principal balance of advances under
             --------------
the Line of Credit shall bear interest at the rate(s) set forth in the Note.

         1.7 Commitment Fees. Borrower shall pay to Bank (i) an initial fee in
             ---------------
the amount of 0.10% of the amount of Bank's commitment under the Line of Credit, and (ii) a fee at the rate of 0.125% per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, computed and payable quarterly in arrears, as of each March 31, June 30, September 30 and December 31. All such fees are non-refundable.

        1.8 Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the
            ---------------------
issuance of each Letter of Credit equal to four hundred seventy-five thousandths percent (0.475%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         2.       CONDITIONS PRECEDENT
                  --------------------

                  Before Bank is obligated to extend any credit, Bank must receive the Note, executed on behalf of the Borrower, and evidence that the execution, delivery and performance by Borrower of this Loan Agreement and Note and the execution, delivery, and performance by Borrower of any other instrument or agreement required under this Agreement, as appropriate, have been duly authorized (collectively, "Loan Documents"), as well as evidence of existing insurance coverage. In addition, Borrower shall have paid the fee required under
Section 1.7(i).

         3.       COVENANTS
                  ---------

         Borrower agrees, so long as the line of credit is available and until full and final payment of all of Borrower's obligations under this Loan Agreement and under the Note, Borrower will:

         3.1      Promptly give written notice to Bank of:

                  (a) any Event of Default under this Agreement or any event which, upon notice or a lapse of time or both, would become an Event of Default;

                  (b) any other matter which has or might materially impair the Borrower's ability to perform its obligations under this Agreement;

         3.2 Provide Bank with (i) annual audited and quarterly unaudited consolidated financial statements, together with compliance certificates, within 120 days after each annual and 45 days after each quarterly accounting period,
(ii) an annual operating plan approved by Borrower's Board of Directors, as soon as available but no later than each April 30, and (iii) such other financial information concerning Borrower's business activities and financial condition as Bank may reasonably request from time to time;

         3.3 Maintain and keep in force in adequate amounts of insurance as is usual in the business carried on by Borrower and provide to Bank evidence of such insurance as Bank may from time to time request;

         3.4 Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the following definitions):

                  (a) On a consolidated basis, net income after taxes not less than $1.00 on an annual basis, determined as of the end of each fiscal year, and net profit after taxes not less than $1.00 in each fiscal quarter immediately following a fiscal quarter in which Borrower incurred a net loss after taxes; and

                  (b) On a consolidated basis, Tangible Net Worth not at any time less than the greater of (i) $250,000,000 or (ii) an amount equal to 65% of Borrower's consolidated Tangible Net Worth as of the then most recent fiscal year end; for purposes of this Agreement, "Tangible Net Worth" means total assets (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury shares, unamortized debt discount and premium, deferred charges and other like intangibles) less all liabilities (including accrued and deferred income taxes and subordinated liabilities);

         3.5 Not permit at any time, on a consolidated basis, the ratio of Funded Debt to Tangible Net Worth to exceed 2.0 to 1.0; for purposes of this Loan Agreement, "Funded Debt" means all indebtedness (including capitalized lease obligations) determined in accordance with generally accepted accounting principles, consistently applied;

         3.6 Not declare or pay cash dividends or redeem any stock in Borrower if, prior thereto there exists, or, after giving effect thereto there would exist, any Event of Default;

         3.7      Not liquidate or dissolve;

         3.8 Not merge or consolidate with or into any other entity, unless Borrower is the surviving entity and prior thereto there does not exist, or, after giving effect thereto there would not exist, any Event of Default;

         3.9 Not, and not cause or permit any Subsidiary (as defined below) to, sell, convey, or dispose of, or grant or permit the creation of any mortgage, pledge, lien, charge, encumbrance, lease, security interest, claim, exercise of rights or other interest affecting title ("Liens" and individually a "Lien") in, on or against any of Borrower's or such Subsidiary's property or assets, whether now owned or hereafter acquired, except:

                  (a) mechanics, suppliers, tax and any other like Lien arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate legal proceedings diligently conducted, provided that Borrower or such Subsidiary's sets aside on its books such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles;

                  (b) any Lien on any asset securing liabilities incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, including any interest in title of a lessor under any operating lease or any financing lease, provided that such Lien attaches to such asset currently with or within one hundred twenty
         (120) days after the acquisition thereof;

                  (c) any Lien existing on the date of this Agreement and disclosed in Schedule 3.9 hereto or arising out of refinancing (so long as there is no increase in principal amount or in the amount of security provided), extension, renewal or rollover of liabilities;

                  (d) any Lien existing on any asset of any corporation at the time such corporation is acquired by or merged into Borrower or such Subsidiary;

                  (e) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

                  (f) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business that in the aggregate do not exceed $5,000,000;

                  (g) additional Liens not otherwise permitted hereunder which secure indebtedness not to exceed an aggregate principal amount of $20,000,000.00 outstanding at any time; and

                  (h) (i) the disposition of property or assets in the ordinary course of business, and (ii) additional dispositions in each fiscal year not to exceed an aggregate of 10% of the book value of consolidated assets as of the then most recent fiscal year end, provided that all such dispositions shall be for fair consideration.

         The term "Subsidiary" means each entity, whether now existing or hereafter acquired, in which Borrower owns, directly or indirectly, more than 50% of the voting equity interests.

Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial information required under this Agreement shall be prepared and all financial computations required under this Agreement shall be made in accordance with generally accepted accounting principles, consistently applied.

         4.       EVENTS OF DEFAULT
                  -----------------

         Upon the occurrence of any events specified below ("Event of Default "), any obligation on the part of Bank to make advances under or continue the Line of Credit shall terminate, and, at the option of Bank, all interest and principal with respect to the advances and all other obligations and sums outstanding under or in respect of this Loan Agreement and the Note shall be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

         4.1 (a) Borrower fails to pay, within 3 days after the date when due, any principal sum due under this Loan Agreement or the Note in accordance with the terms hereof or thereof,

                  (b) Borrower fails to pay, within three days after the date when due, any installment of interest or any other sum under this Loan Agreement or the Note in accordance with the terms hereof or thereof;

                  4.2 Borrower fails to pay any indebtedness or to perform any other obligation when due (including any applicable grace period) under any agreement providing for the extension of credit to Borrower in an amount exceeding $10,000,000, and such credit is then due and payable in full or has been accelerated by reason of such failure;

                  4.3 (a) Borrower breaches, or defaults under, any of Paragraphs 3.4, 3.5, 3.6, 3.7, or 3.8;

                           (b) Borrower breaches, or defaults under, any other term, condition, provision or covenant contained in this Agreement, and such breach or default is not remedied within 30 days after a responsible officer of Borrower is first aware of its occurrence.

                  4.4 Borrower is generally not paying or admits in writing its inability to pay its debts as such debts become due, or files any petition or action for relief under any bankruptcy, reorganization, arrangement, insolvency, or moratorium law or any other law for the relief of, or relating to, debtors, or requests the appointment of a custodian, receiver or trustee (or similar official) to take possession, custody or control of any of its property, or enters into any composition with creditors, or makes any assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing;

                  4.5 An involuntary petition is filed against Borrower under any bankruptcy, reorganization, arrangement, insolvency, or moratorium law or any other law for the relief of, or relating to, debtors, or a custodian, receiver or trustee (or similar official) is appointed to take possession, custody or control of any property of Borrower;

                  4.6 A judgment or judgments or arbitration award or awards is entered against Borrower in the aggregate amount of $10,000,000 or more on a claim or claims not covered by insurance, except that no judgment or arbitration award shall be included in this Paragraph if it is discharged or satisfied within 60 days of the date of being entered.

         5.       MISCELLANEOUS
                  -------------

                  5.1 Borrower will pay Bank, on demand, all out-of-pocket expenses and all legal fees (including allocated costs for in-house legal services) incurred by it in connection with the enforcement of this Loan Agreement, the Note, and any agreements or instruments required or delivered hereunder.

                  5.2 This Agreement and the Note amend, replace and supersede the loan agreement dated October 3, 2003, as amended, by and between Bank and Borrower, and the promissory note issued by Borrower thereunder.

        6.        ARBITRATION.
                  -----------

      (a) Arbitration. The parties hereto agree, upon demand by any party, to
          -----------
submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

      (b) Governing Rules. Any arbitration proceeding will (i) proceed in a
          ---------------
location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

         (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The
             ------------------------------------------------------------
arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

         (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in
             ------------------------------------
which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (e) Discovery. In any arbitration proceeding discovery will be
             ---------
permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is reasonably available.

         (f) Class Proceedings and Consolidations. The resolution of any dispute
             ------------------------------------
arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

         (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award
             -------------------------------------
all costs and expenses of the arbitration proceeding to the prevailing party.

         (h) Real Property Collateral; Judicial Reference. Notwithstanding
             --------------------------------------------
anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

      (i) Miscellaneous. To the maximum extent practicable, the AAA, the
          -------------
arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.




                      continued on next page




         This commitment shall expire unless accepted in writing by Borrower on or before October 31, 2005. Please indicate your acceptance by signing and renaming the enclosed copy of this Agreement on or before such date.

                                   Sincerely,

                                   WELLS FARGO BANK,
                                      NATIONAL ASSOCIATION

                                   By:  /s/ Jeff A. Bailard
                                       Jeff A. Bailard
                                       Vice President


ACCEPTED AND AGREED TO
THIS 30th DAY OF SEPTEMBER, 2005


MATSON NAVIGATION COMPANY, INC.

By: /s/ James S. Andrasick
   --------------------------
   James S. Andrasick
Title: President & CEO

By: /s/ Timothy H. Reid
    --------------------------
    Timothy H. Reid
Title: Treasurer